As filed with the Securities and Exchange Commission on November 16, 2007

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

Under

THE SECURITIES ACT OF 1933

MATTEL, INC.

(Exact name of registrant as specified in its charter)

Delaware	95-1567322
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

333 Continental Boulevard

El Segundo, California 90245-5012

(310) 252-2000

(Address, including zip code, and telephone number, including area code,

of registrant’s principal executive offices)

MATTEL, INC. DEFERRED COMPENSATION PLAN FOR NON-EMPLOYEE DIRECTORS

(Full titles of the plans)

Norman Gholson, Esq.

Vice President, Assistant General Counsel and Assistant Secretary

Mattel, Inc.

333 Continental Boulevard

El Segundo, California 90245-5012

(310) 252-2000

(Name, address, including zip code, and telephone number, including area code,

of agent for service)

Copy to:

Karen Krueger, Esq.

Wachtell, Lipton, Rosen & Katz

51 West 52nd Street

New York, New York 10019

(212) 403-1000

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be registered	Proposed maximum offering price per share(2)	Proposed maximum aggregate offering price(2)	Amount of registration fee
Deferred Compensation Obligation(1)	$1,000,000	100%	$1,000,000	$30.70
Common Stock, par value $1.00 per share(3)	200,000 shares	$21.07(4)	$4,214,000	$129.37
				TOTAL $160.07

(1)	The deferred compensation obligations to which this Registration Statement relates (the “Deferred Compensation Obligations”) arise under the Mattel, Inc. Deferred Compensation Plan for Non-Employee Directors (the “Plan”) and are unsecured obligations of Mattel, Inc. (“Mattel”) to pay deferred compensation in the future in accordance with the terms of the Plan.

(2)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457 of the Securities Act.

(3)	In addition, pursuant to 416(c) under the Securities Act of 1933, as amended, this Registration Statement also covers an indeterminate amount of interests to be offered or sold pursuant to the Plan.

(4)	The Proposed Maximum Offering Price Per Share is based upon the average of the high and low trading prices ($21.07) of Mattel’s common stock as reported on the New York Stock Exchange on November 14, 2007 pursuant to Rule 457(h) of the Securities Act.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1.	Plan Information*

Item 2.	Registrant Information and Employee Plan Annual Information*

*	The information called for in Part I of Form S-8 is not being prepared in accordance with or included in this Form S-8 (by incorporation by reference or otherwise) in accordance with the rules and regulations of the Securities and Exchange Commission (the “Commission”).

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.

The following documents, which have been filed with the Commission pursuant to Securities Exchange Act of 1934, as amended (the “Exchange Act”), are hereby incorporated by reference in, and shall be deemed to be a part of, this Registration Statement:

(a)	Mattel’s Annual Report on Form 10-K for the year ended December 31, 2006;

(b)	Mattel’s Definitive Proxy Statement relating to the Annual Meeting of Stockholders held on May 18, 2007;

(c)	Mattel’s Quarterly Reports on Form 10-Q for the quarters ended March 31, 2007, June 30, 2007 and September 30, 2007; and

(d)	The description of Mattel’s common stock contained in Mattel’s Registration Statement on Form 8-A filed on March 24, 1997, as amended by Mattel’s Current Reports on Form 8-K dated November 16, 1998 and May 21, 2007.

All documents filed by Mattel pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold are incorporated by reference in this Registration Statement. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein, or in any subsequently filed document which also is or is deemed to be incorporated by reference herein, modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute part of this Registration Statement.

Item 4.	Description of Securities.

The following descriptions of the Deferred Compensation Obligations of Mattel under the Plan are qualified by reference to the Plan. Capitalized terms used in this Item 4 and not otherwise defined in this Registration Statement shall have the respective meanings attributed to such terms in the Plan.

The Deferred Compensation Obligations incurred by Mattel under the Plan are unsecured general obligations of Mattel, and will rank equally with other unsecured and unsubordinated indebtedness of Mattel, from time to time outstanding, payable from the general assets of Mattel.

In addition to the Deferred Compensation Obligations which are being registered on this Registration Statement, this Registration Statement also registers the shares of Mattel’s Common Stock distributable under the Plan in accordance with the Plan provisions. The description of Mattel’s Common Stock has been incorporated by reference in Item 3 above.

Under the Plan, Mattel provides non-employee directors of Mattel with deferred compensation benefits through deferrals of amounts (the “Fees”) earned for service as a member of the Board of Directors of Mattel (the “Board”) (including amounts earned for service as a member of a committee of the Board).

The Plan provides eligible individuals with the opportunity in each election period to elect to defer up to 100% of his or her Fees. The portion of the participant’s Fees that is deferred depends on the participant’s election in effect with respect to his or her elective contributions under the Plan. Mattel maintains separate bookkeeping accounts for each participant.

The amounts in each participant’s account represent an obligation of Mattel to pay the participant at some time in the future. The amount that Mattel is required to pay under the terms of the Plan is equal to the deferrals made by the participant, as adjusted for the hypothetical gains and losses attributable to the deemed investment(s) of the participant’s investment option(s) which are credited to the participant’s account. The deemed investments options for participants include a Stock Equivalent Account and an Interest Accrual Account. A participant is immediately vested in his or her deferrals (and income and gain attributable thereto).

Recently enacted Section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A”) governs deferred compensation arrangements such as the Plan. However, Section 409A does not apply to amounts that are deferred and vested under the Plan as of December 31, 2004. The Plan has been frozen as to amounts deferred and vested on or before December 31, 2004, and any earnings thereon, to preserve the grandfathered status of such amounts. The Company has been operating the program in good faith compliance with Section 409A for Plan years 2005 and later. The amounts payable to participants under the Plan are distributed in accordance with the distribution provisions of the Plan. Generally, such distributions are made during the participant’s lifetime or in the event of his or her death. Distributions are payable in ten annual installments and/or a single lump sum payment. Distributions from the Interest Accrual Account are made in cash and distributions from the Stock Equivalent Account are made in the form of Mattel Common Stock.

Mattel reserves the right to amend or terminate the Plan, provided that such amendment or termination does not result in any reduction of a participant’s account balance, including previous earnings or losses, as of the date of such amendment or termination.

Item 5.	Interests of Named Experts and Counsel.

The validity of the issuance of the deferred compensation obligations registered hereby has been passed upon for Mattel by Norman Gholson, Esq., Vice President, Assistant General Counsel and Assistant Secretary of Mattel.

Item 6.	Indemnification of Directors and Officers.

Mattel has adopted provisions in its Restated Certificate of Incorporation (the “Certificate”), which require Mattel to indemnify any and all persons whom it has the power to indemnify pursuant to the Delaware General Corporation Law (the “DGCL”) against any and all expenses, judgments, fines, amounts paid in settlement, and any other liabilities to the fullest extent permitted by the DGCL.

The Certificate also empowers Mattel by action of its Board of Directors to purchase and maintain insurance, at its expense, to protect itself and such persons against any such expense, judgment, fine, amount paid in settlement or other liability, whether or not Mattel would have the power to indemnify any such individual under the DGCL.

In addition, Mattel’s Amended and Restated Bylaws (the “Bylaws”) require that each person who was or is made a party or is threatened to be made a party to or is involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative by reason of the fact that he or she, or a person of whom he or she is the legal representative, is or was a director, officer, employee or agent of Mattel or is or was serving at the request of Mattel, a director, officer, employee or agent of Mattel as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans, whether the basis of such proceeding is alleged action in an official capacity as a director, officer, employee or agent, or in any other capacity while serving as a director, officer, employee or agent, shall be indemnified and held harmless by Mattel to the fullest extent authorized by the DGCL, as the same exists or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits Mattel to provide broader indemnification rights than said law permitted Mattel to provide prior to such amendment) against all expense, liability and loss (including attorneys’ fees, judgments, fines, ERISA excise taxes or penalties and amounts paid or to be paid in settlement) reasonably incurred or suffered by such person in connection therewith and such indemnification shall continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of his or her heirs, executors and administrators; provided, however, that except for claims by such persons for non-payment of entitled indemnification claims against Mattel, Mattel shall indemnify such person seeking indemnification in connection with a proceeding initiated by such person only if such proceeding was authorized by Mattel’s Board of Directors. The Bylaws specify that the right to indemnification so provided is a contract right, set forth certain procedural and evidentiary standards applicable to the enforcement of a claim under the Bylaws, entitle the persons to be indemnified to be reimbursed for the expenses of prosecuting any such claim against Mattel and entitle them to have all expenses incurred in advance of the final disposition of a proceeding paid by Mattel. Such provisions, however, are intended to be in furtherance and not in limitation of the general right to indemnification provided in the Bylaws.

From time to time, Mattel has entered into and may enter into indemnity agreements, executive employment agreements containing indemnification provisions, and other agreements containing indemnification provisions with its directors and senior officers.

The directors and officers of Mattel and its subsidiaries are insured under certain insurance policies against claims made during the period of the policies against liabilities arising out of claims for certain acts in their capacities as directors and officers of Mattel and its subsidiaries.

Item 7.	Exemption from Registration Claimed.

Not applicable.

Item 8.	Exhibits.

		Incorporated by Reference
Exhibit No.	Exhibit Description	Form	File No.	Exhibit(s)	Filing Date

4.1	Mattel, Inc. Deferred Compensation and PIP Excess Plan	S-8	333-89458	4.1	May 31, 2002

4.2	Mattel, Inc. Deferred Compensation Plan for Non-Employee Directors	10-K	001-05647	10.12	March 31, 1999

4.3	Amendment No. 1 to Mattel, Inc. Deferred Compensation Plan for Non-Employee Directors	10-K	001-05647	10.43	March 28, 2001

5.1*	Opinion of Norman Gholson, Esq.

23.1*	Consent of PricewaterhouseCoopers LLP

23.2*	Consent of Norman Gholson, Esq. (included in Exhibit 5.1)

24.1*	Power of Attorney with respect to Mattel (see page 6)

*	Filed herewith.

Item 9.	Undertakings.

The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended (the “Securities Act”);

(ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

Provided, however, that paragraphs (1)(i) and (1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer, or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of El Segundo, State of California, on November 16, 2007.

MATTEL, INC.

By:	/s/ KEVIN M. FARR
Name:	Kevin M. Farr
Title:	Chief Financial Officer

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below on this Registration Statement hereby constitutes and appoints Robert A. Eckert, Robert Normile, Norman Gholson and Tully M. Friedman, their true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for them and in their name, place and stead, in any and all capacities (unless revoked in writing) to sign any and all amendments to this Registration Statement to which this power of attorney is attached, including any post-effective amendments as well as any related registration statement (or amendment thereto) filed in reliance upon Rule 462(b) under the Securities Act, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Commission, granting to such attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite or necessary to be done in connection therewith, as fully to all intents and purposes as they might and could do in person hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or their substitute or substitutes, may lawfully do or cause to be done by virtue thereof.

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities and on the date indicated.

Signature	Title	Date

/s/ ROBERT A. ECKERT Robert A. Eckert	Chairman of the Board and Chief Executive Officer (principal executive officer)	November 16, 2007

/s/ KEVIN M. FARR Kevin M. Farr	Chief Financial Officer (principal financial officer)	November 16, 2007

/s/ H. SCOTT TOPHAM H. Scott Topham	Senior Vice President & Corporate Controller (principal accounting officer)	November 16, 2007

Signature	Title	Date

/s/ MICHAEL J. DOLAN Michael J. Dolan	Director	November 16, 2007

/s/ DR. FRANCES D. FERGUSSON Dr. Frances D. Fergusson	Director	November 16, 2007

/s/ TULLY M. FRIEDMAN Tully M. Friedman	Director	November 16, 2007

/s/ DOMINIC NG Dominic Ng	Director	November 16, 2007

/s/ VASANT M. PRABHU Vasant M. Prabhu	Director	November 16, 2007

Dr. Andrea L. Rich	Director

/s/ RONALD L. SARGENT Ronald L. Sargent	Director	November 16, 2007

/s/ DEAN A. SCARBOROUGH Dean A. Scarborough	Director	November 16, 2007

/s/ CHRISTOPHER A. SINCLAIR Christopher A. Sinclair	Director	November 16, 2007

/s/ G. CRAIG SULLIVAN G. Craig Sullivan	Director	November 16, 2007

/s/ KATHY BRITTAIN WHITE Kathy Brittain White	Director	November 16, 2007

INDEX TO EXHIBITS

		Incorporated by Reference
Exhibit No.	Exhibit Description	Form	File No.	Exhibit(s)	Filing Date

4.1	Mattel, Inc. Deferred Compensation and PIP Excess Plan	S-8	333-89458	4.1	May 31, 2002

4.2	Mattel, Inc. Deferred Compensation Plan for Non-Employee Directors	10-K	001-05647	10.12	March 31, 1999

4.3	Amendment No. 1 to Mattel, Inc. Deferred Compensation Plan for Non-Employee Directors	10-K	001-05647	10.43	March 28, 2001

5.1*	Opinion of Norman Gholson, Esq.

23.1*	Consent of PricewaterhouseCoopers LLP

23.2*	Consent of Norman Gholson, Esq. (included in Exhibit 5.1)

24.1*	Power of Attorney with respect to Mattel (see page 6)

*	Filed herewith.